Exhibit 10.1
Amendment to the
Corning Natural Gas Corporation
Warrant Agreement

This Amendment (this “Amendment”) dated as of July 1, 2009 between Corning Natural Gas Corporation, a New York corporation (the “Corporation”), and Registrar and Transfer Company, a New Jersey corporation, as warrant agent (the “Warrant Agent”), amends the Warrant Agreement dated as of July 13, 2007 between the Corporation and the Warrant Agent (the “Agreement”).

Background

Whereas, the Company and the Warrant Agent entered into the Agreement in connection with the sale of warrants to purchase shares of the Corporation’s common stock (the “Warrants”) in the Corporation’s rights offering of investment units consisting of shares of the Corporation’s common stock and Warrants in 2007;

Whereas, each Warrant initially entitled the Warrant holders to purchase 0.7 shares of common stock at a cash exercise price of $19.00 per share;

Whereas, from January 2, 2009 to June 30, 2009 the common stock traded within the range of $13.05 to $18.75 per share, substantially lower than the exercise price of the Warrants presently in effect;

Whereas, the Corporation has determined, after a review of recent and current market conditions and other factors, that it is in the best interest of the Corporation to reduce the Warrant exercise price temporarily to increase the likelihood that some Warrants will be exercised in the near term to raise capital to support the Corporation’s business plan; and

Whereas, the Corporation desires to amend the Agreement pursuant to Section 20 of the Agreement and has determined that the proposed amendment will not in any way adversely affect the interests of the Warrant holders.

Now, Therefore, the parties agree as follows:

1.	Capitalized terms not defined in this Amendment have the meanings assigned to them in the Agreement.

2.
From July 6, 2009 to August 5, 2009 the Exercise Price shall be $15.00 per share. After 5:00 p.m., New York City time, on August 5, 2009, the Exercise Price shall revert to $19.00 per share, subject to adjustment as provided for in the Agreement.

3.	Except as specifically amended in Section 2 of this Amendment, the terms and conditions of the Agreement are unchanged and remain in full force and effect.

In Witness Whereof, the undersigned have caused this Amendment to be duly executed and delivered on the date listed above.

Corning Natural Gas Corporation

/s/ Michael I. German
By Michael I. German, President and
Chief Executive Officer

Registrar and Transfer Company

/s/ William P. Tatler
By William P. Tatler, Vice President